Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 22, 2021, SYNNEX Corporation (“SYNNEX”), Spire Sub I, Inc., Spire Sub II, LLC, and Tiger Parent (AP) Corporation ("Tiger Parent"), which was the parent corporation of Tech Data Corporation (“Tech Data”), entered into an agreement and plan of merger (the "Merger Agreement"). On September 1, 2021, pursuant to the terms and conditions of the Merger Agreement, Spire Sub I merged with and into Tiger Parent, with the resulting company surviving the initial merger as a wholly owned subsidiary of TD SYNNEX Corporation, followed immediately by the merger of this combined corporation with and into Spire Sub II, LLC. Upon the closing of the transaction, this surviving company became a wholly owned subsidiary of TD SYNNEX Corporation (the “Merger”). References to "SYNNEX" refer to SYNNEX Corporation prior to the Merger and references to "TD SYNNEX" refer to the combined company, or TD SYNNEX Corporation, subsequent to the Merger.

The unaudited pro forma condensed combined financial information is based on and has been derived from the continuing operations of the historical consolidated financial statements of SYNNEX and Tiger Parent. The unaudited pro forma condensed combined financial statements are prepared as a business combination and SYNNEX has been treated as the acquirer in the Merger for accounting purposes. The unaudited pro forma condensed combined statements of operations give effect to the Merger and financing and re-financing transactions (the “Transactions”) as if they had occurred on December 1, 2019, and the unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on August 31, 2021.

The SYNNEX column in the unaudited pro forma condensed combined statement of operations for the fiscal year ended November 30, 2020 was derived from the consolidated statement of operations included elsewhere in SYNNEX’ public reports, but excluding the Concentrix business that was separated from SYNNEX pursuant to the separation of its customer experience services business (the “Separation”). The Tiger Parent column in the unaudited pro forma condensed combined statement of operations for the twelve months ended January 31, 2021 was derived by combining the predecessor consolidated statement of operations for the period from February 1, 2020 to June 30, 2020 with the successor consolidated statement of operations for the period from July 1, 2020 to January 31, 2021, all of which are included elsewhere in the periodic reports filed by SYNNEX. The SYNNEX column in the unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2021 was derived from the interim consolidated statement of operations included elsewhere in SYNNEX’ public reports. The Tiger Parent column in the unaudited pro forma condensed combined statement of operations for the nine months ended July 31, 2021 was derived from the unaudited successor consolidated statement of operations for the six months ended July 31, 2021 included elsewhere in this current report filed by TD SYNNEX and the successor results of operations for the three months ended January 31, 2021.

Prior to the Merger, SYNNEX and Tiger Parent had different fiscal years. SYNNEX’ fiscal year ended on November 30, whereas Tiger Parent’s fiscal year ended on January 31. The combined company operates with a fiscal year ended on November 30. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of August 31, 2021 combines SYNNEX’ balance sheet as of August 31, 2021 with the Tiger Parent balance sheet as of July 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2020 combines continuing operations for the year ended November 30, 2020 for SYNNEX and the combined predecessor and successor operations for the twelve months ended January 31, 2021 for Tiger Parent. The unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2021 combines continuing operations for the nine months ended August 31, 2021 for SYNNEX and the successor results of operations for the nine months ended July 31, 2021 for Tiger Parent.

As of the date of this current report, TD SYNNEX has not completed the detailed valuation studies necessary to arrive at final estimates of the fair market value of Tiger Parent’s assets acquired and the liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Tiger Parent to TD SYNNEX’ accounting policies. Based on information currently available, TD SYNNEX has made certain adjustments to the historical book values of the assets and liabilities of Tiger Parent to reflect preliminary estimates of fair values necessary to prepare the unaudited pro forma condensed combined financial information, with the excess of the purchase price over the adjusted historical net assets of Tiger Parent recorded as goodwill. Actual results may differ from unaudited pro forma condensed combined financial information provided herein once TD SYNNEX has completed the valuation studies necessary to finalize the required purchase price allocations and has identified any additional conforming accounting policy changes for Tiger Parent. There can be no assurance that such finalization will not result in material changes. The unaudited pro forma condensed combined statements of operations have been prepared to reflect adjustments to SYNNEX’ historical consolidated financial information that are (i) directly attributable to the acquisition of Tiger Parent, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared by TD SYNNEX in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the SEC on May 21, 2020 (“Article 11”). The pro forma financial information, based on various adjustments and assumptions, is provided for illustrative purposes only and is not necessarily indicative of what TD SYNNEX’ consolidated statements of operations or consolidated balance sheet actually would have been had the Transactions been completed as of the dates presented or will be for any future periods.

The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of TD SYNNEX following the completion of the Transactions and does not include the realization of cost savings from operating efficiencies, revenue synergies or other integration costs expected to result from the Transactions. The pro forma financial information does not include adjustments to reflect any potential synergies or dis-synergies cost in connection with the Transactions. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

TD SYNNEX Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of August 31, 2021

(currency and share amounts in thousands, except per share amounts)

	Historical
	August 31, 2021	July 31, 2021	Pro forma		Pro forma
	SYNNEX	Tiger Parent	adjustments	Note	combined	Note
ASSETS
Current assets:
Cash and cash equivalents	$4,050,364	$307,540	$(3,787,120)	5A	$570,784
Accounts receivable, net	2,229,640	5,418,592	—		7,648,232
Receivables from vendors, net	262,147	—	683,611	5D	945,758
Inventories	2,866,212	2,956,048	—		5,822,260
Other current assets	195,058	367,523	—		562,581
Total current assets	9,603,421	9,049,703	(3,103,510)		15,549,614
Property and equipment, net	152,293	156,776	187,894	5D	496,963
Goodwill	425,100	1,531,577	4,009,248	5B	5,965,925
Intangible assets, net	158,397	2,882,771	(187,894)	5D	2,853,274	5C
Deferred tax assets	40,134	—	8,185	5D	48,319
Other assets, net	127,636	533,606	(8,185)	5D	601,492
			(51,565)	4
Total assets	$10,506,980	$14,154,433	$854,173		$25,515,586

LIABILITIES AND EQUITY
Current liabilities:
Borrowings, current	8,737	419,395	(345,510)	5A	82,622
Accounts payable	3,222,284	6,497,364	683,611	5D	10,403,259
Other accrued liabilities	752,242	1,106,632	(15,695)	5A	1,843,179
Income taxes payable	24,131	—	(17,808)	5E, 5I	6,323
Total current liabilities	4,007,393	8,023,391	304,597		12,335,381
Long-term borrowings	4,016,449	2,112,019	(2,214,682)	5A	4,024,391
			107,686	4
			2,919	5A
Other long-term liabilities	130,917	964,720	(536,309)	5D	559,328
Deferred tax liabilities	13,931	—	536,309	5D	729,410
			179,900	5F
			(730)	5A
Total liabilities	8,168,690	11,100,130	(1,620,310)		17,648,510
Stockholders’ equity:
Common stock	54	—	44	3	98
Additional paid-in capital	1,615,688	2,758,093	(2,758,093)	5G	7,230,044
			5,614,356	3
Treasury stock	(192,316)	—	—		(192,316)
Accumulated other comprehensive income (loss)	(156,778)	267,205	(267,205)	5G	(156,778)
Retained earnings	1,071,642	29,005	(29,005)	5G	986,028
			(52,500)	5E
			(30,925)	5I
			(2,189)	5A
Total stockholders' equity	2,338,290	3,054,303	2,474,483		7,867,076
Total liabilities and equity	$10,506,980	$14,154,433	$854,173		$25,515,586

(amounts may not add due to rounding)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

TD SYNNEX Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended August 31, 2021

(currency and share amounts in thousands, except per share amounts)

	Historical
	Nine months ended
	August 31, 2021	July 31, 2021	Pro forma		Pro forma
	SYNNEX	Tiger Parent	adjustments	Note	combined	Note
Revenue	$16,002,904	$29,550,538	$—		$45,553,442
Cost of revenue	(15,056,539)	(27,784,739)	—		(42,841,278)
Gross profit	946,365	1,765,799	—		2,712,164
Selling, general and administrative expenses	(508,511)	(1,486,969)	6,649	5H	(1,988,831)
Gain on bargain purchase	—	1,957	—		1,957
Operating income	437,853	280,787	6,649		725,289
Interest expense and finance charges, net	(71,766)	(119,943)	73,688	5I	(118,021)
Other income (expense), net	2,707	(9,596)	—		(6,889)
Income from continuing operations before income taxes	368,794	151,248	80,337		600,379
Provision for income taxes	(93,165)	(63,964)	(20,084)	5J	(177,213)
Income from continuing operations	$275,628	$87,284	$60,253		$423,165
Earnings per common share from continuing operations:
Basic	$5.32				$4.42	5K
Diluted	$5.27				$4.39	5K
Weighted-average common shares outstanding:
Basic	51,204		44,000	5K	95,204
Diluted	51,679		44,000	5K	95,679

(amounts may not add due to rounding)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

TD SYNNEX Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended November 30, 2020

(currency and share amounts in thousands, except per share amounts)

	Historical
	Twelve months ended
	November 30, 2020	January 31, 2021 Tiger Parent (Combined Predecessor and	Pro forma		Pro forma
	SYNNEX	Successor)	adjustments	Note	combined	Note
Revenue	$19,977,150	$36,372,614	$—		$56,349,764
Cost of revenue	(18,783,292)	(34,181,277)	—		(52,964,569)
Gross profit	1,193,858	2,191,337	—		3,385,195
Selling, general and administrative expenses	(672,516)	(2,033,805)	(24,639)	5C	(2,730,960)
			(60,000)	5E	(60,000)
			4,754	5H	4,754
Gain on bargain purchase	—	30,194	—		30,194
Operating income	521,342	187,726	(79,885)		629,183
Interest expense and finance charges, net	(79,023)	(121,424)	12,830	5I	(187,617)
Other income (expense), net	(6,172)	(13,497)	(2,919)	5A	(22,588)
Income from continuing operations before income taxes	436,146	52,805	(69,974)		418,977
Provision for income taxes	(101,609)	(32,041)	9,994	5J	(123,656)
Income from continuing operations	$334,538	$20,764	$(59,981)		$295,321
Earnings per common share from continuing operations:
Basic	$6.50				$3.09	5K
Diluted	$6.46				$3.08	5K
Weighted-average common shares outstanding:
Basic	50,900		44,000	5K	94,900
Diluted	51,237		44,000	5K	95,237

(amounts may not add due to rounding)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE TD SYNNEX UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(except for per share amounts and as otherwise stated, currency and share amounts in thousands)

(amounts may not add or compute due to rounding)

Note 1. Description of the Transaction

On March 22, 2021, SYNNEX, Spire Sub I, Inc., Spire Sub II, LLC, and Tiger Parent entered into the Merger Agreement. On September 1, 2021, pursuant to the terms and conditions of the Merger Agreement, Spire Sub I merged with and into Tiger Parent, with the resulting company surviving the initial merger as a wholly owned subsidiary of TD SYNNEX, followed immediately by the merger of this combined corporation with and into Spire Sub II, LLC. Upon the closing of the transaction, this surviving company  became a wholly owned subsidiary of TD SYNNEX. References to "SYNNEX" refer to SYNNEX Corporation prior to the Merger and references to "TD SYNNEX" refer to the combined company, or TD SYNNEX Corporation, subsequent to the Merger.

On June 30, 2020, affiliates of certain funds managed by affiliates of Apollo Global Management Inc. (“Apollo”) acquired Tiger Parent. Upon completion of the Merger, Apollo, the sole stockholder that previously owned Tiger Parent, received (1) $1,610,000 in cash plus (2) 44,000 shares of common stock of SYNNEX.

The aggregate purchase consideration in the Merger is based on the closing price of SYNNEX common stock on September 1, 2021 and cash consideration aggregating to $7,224,400 (see Note 3).

To finance the Merger and repay certain indebtedness, SYNNEX obtained long-term term financing commitments of $7,500,000 in the aggregate (see Note 5A).

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of SYNNEX and Tiger Parent, but excluding the Concentrix business unit that was separated from SYNNEX pursuant to the Separation. The unaudited pro forma condensed combined financial statements are prepared as a business combination using the acquisition method, and SYNNEX has been treated as the acquirer for accounting purposes. The unaudited pro forma condensed combined statements of operations have been prepared as if SYNNEX’ acquisition of Tiger Parent had been completed on December 1, 2019, and the unaudited pro forma condensed combined balance sheet has been prepared as if SYNNEX’ acquisition of Tiger Parent had been completed on August 31, 2021.

As of the date of this current report, TD SYNNEX has not completed the detailed valuation studies necessary to arrive at the final estimates of the fair value of the Tiger Parent assets acquired, the liabilities assumed and the related allocations of purchase price. As indicated in Note 5 to the unaudited pro forma condensed combined financial statements, TD SYNNEX has made certain adjustments to the historical book values of the assets and liabilities of Tiger Parent to reflect preliminary estimates of fair value necessary to prepare the unaudited pro forma condensed combined financial statements, with the excess of the purchase price over the adjusted historical net assets of Tiger Parent, recorded as goodwill. Actual results may differ from these unaudited pro forma condensed combined financial statements once TD SYNNEX has completed the valuation studies necessary to finalize the required purchase price allocations and identified any additional conforming accounting policy changes for Tiger Parent. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma condensed combined statements of operations have been prepared to reflect adjustments to SYNNEX’ historical consolidated financial information that are (i) directly attributable to the acquisition of Tiger Parent, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies, revenue synergies or costs for the integration of SYNNEX' and Tiger Parent’s operations. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of TD SYNNEX would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Although TD SYNNEX projects that significant cost savings will result from the Merger, there can be no assurance that these cost savings will be achieved. Any restructuring or integration costs will be expensed in the appropriate accounting periods.

Accounting Periods Presented

Prior to the Merger, SYNNEX and Tiger Parent had different fiscal years. SYNNEX’ fiscal year ended on November 30, whereas Tiger Parent’s fiscal year ended on January 31. The combined company operates with a fiscal year ended on November 30. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of August 31, 2021 is presented as if the acquisition and issuance of SYNNEX common stock to the Tiger Parent stockholder had occurred on August 31, 2021 and combines SYNNEX’ balance sheet as of August 31, 2021 with Tiger Parent's balance sheet as of July 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2020 combines the historical results from continuing operations of SYNNEX for the year ended November 30, 2020 and the combined historical results of Tiger Parent predecessor and successor entities for the twelve months ended January 31, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2021 combines continuing operations for the nine months ended August 31, 2021 for SYNNEX and the successor results of operations for the nine months ended July 31, 2021 for Tiger Parent.

Conforming Accounting Policies

Certain reclassifications have been made to Tiger Parent’s historical financial statements to conform to the presentation used in SYNNEX’ historical financial information. Such reclassifications had no effect on Tiger Parent’s previously reported financial position or results of operations. The pro forma financial data may not reflect all reclassifications necessary to conform Tiger Parent’s presentation to that of SYNNEX as TD SYNNEX has not completed its review of Tiger Parent’s accounting policies to be conformed. As a result of that review, TD SYNNEX may identify differences between the accounting policies of the companies that, when conformed, could have a material impact on the combined financial statements. At this time, TD SYNNEX is not aware of any differences that would have a material impact on the combined financial statements, and therefore, the unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

Note 3. Purchase Price

The preliminary purchase price allocation included with these unaudited pro forma condensed combined financial statements is based upon the purchase price using the closing price of SYNNEX common stock on September 1, 2021. The purchase price is calculated as follows:

		Consideration
SYNNEX price per share on September 1, 2021	[a]	$127.60
SYNNEX shares issued	[b]	44,000
Aggregate value of SYNNEX shares issued	[c=a*b]	$5,614,400
Cash paid to Tiger Parent stockholder	[d]	$1,610,000
Aggregate purchase consideration	[e=c+d]	$7,224,400

Stock consideration attributed to par at $.001 par value	[f=b*$0.001]	$44
Stock consideration attributed to additional paid in capital	[g=c-f]	$5,614,356

All shares of SYNNEX common stock issued were new issuances.

Certain Tiger Parent outstanding long-term cash incentive awards were settled upon closing, including approximately $8,000 which was attributable to post-Merger services and included within total estimated non-recurring acquisition-related transaction costs (see Note 5E). Additionally, certain of Tiger Parent’s employees were previously granted performance-based equity awards in Tiger Parent

Holdings, a partnership entity that was the parent company of Tiger Parent, that were unvested at the time of the closing of the Merger. Upon closing of the Merger, the unvested performance-based equity awards were converted into restricted stock units of TD SYNNEX that vest over two years. The restricted stock units have an estimated fair value of approximately $96,000 which is attributable to post-Merger services and will be recorded as compensation expense over the vesting period in TD SYNNEX’ post-Merger financial statements.

Note 4. Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the Merger. The pro forma purchase price allocation below is based on preliminary estimates of fair value as of September 1, 2021, using the historical balance sheet of Tiger Parent as of July 31, 2021. As of the date of this current report, TD SYNNEX has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Tiger Parent’s assets acquired and the liabilities assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third-party valuation advisors. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to TD SYNNEX only upon review of additional information. The preliminary estimated intangible assets consist of customer relationships with an estimated weighted average useful life of fourteen years and indefinite lived trade names. The estimated fair values of the intangibles were based on the purchase price allocation in the June 30, 2020 acquisition of Tech Data by Apollo. Additional intangible asset classes may be identified as the valuation process continues. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, which may result in material differences from the information presented herein.

Estimated fair value
Purchase consideration (see Note 3 above)	$7,224,400
Estimated purchase price allocation
Historical book value of Tiger Parent equity	$3,054,303
Cash contribution to Tiger Parent equity prior to the Merger	500,000
Less:
Elimination of historical Tiger Parent goodwill	(1,531,577)
Estimated fair value adjustment of Tiger Parent debt to be assumed	(107,686)
Elimination of Tiger Parent deferred financing costs related to revolving lines of credit	(51,565)
Elimination of deferred taxes on Tiger Parent debt and lines of credit	(7,080)
Elimination of deferred taxes on historical Tiger Parent goodwill and other intangible assets	500,899
Add:
Deferred tax impact of identifiable intangible assets	(673,719)
Preliminary estimate of fair value of identifiable net assets acquired	1,683,575
Goodwill	$5,540,825

Note 5. Pro Forma Adjustments

(A) The unaudited pro forma condensed combined balance sheet has been adjusted as indicated below to record the issuance of SYNNEX term loans, net of debt issuance costs, an increase in Tiger Parent equity prior to the completion of the Merger and cash payments to the Tiger Parent stockholder. To finance the Merger, repay certain indebtedness and for on-going operational requirements, SYNNEX obtained financing commitments aggregating to $7,500,000. The commitments include a five-year credit facility comprised of a term loan of $1,500,000 and an unsecured revolving line of credit facility of $3,500,000. On August 9, 2021, SYNNEX completed its offering of $2,500,000 aggregate principal amount of senior unsecured notes, consisting of $700.0 million of 1.25% senior notes due 2024, $700.0 million of 1.75% senior notes due 2026, $600.0 million of 2.375% senior notes due 2028, and $500.0 million of 2.65% senior notes due 2031.

Debt issuance costs and fees related to the refinanced term loans of $1,500,000 and new revolving lines of credit facilities of $3,500,000 are estimated to result in additional interest expense of approximately 11 basis points. As SYNNEX has used interest rate derivative contracts to economically convert these variable-rate term loans to fixed-rate debt, there is no material impact on the combined interest cost. The write-off of deferred financing costs of $2,919 related to existing SYNNEX debt has been recorded as an adjustment to retained earnings, net of tax in the unaudited pro forma condensed combined balance sheet and has been recorded as a loss on extinguishment of debt in other income (expense), net in the unaudited pro forma condensed combined statement of operations for the fiscal year ended November 30, 2020.

Cash contribution to Tiger Parent equity prior to the Merger	$500,000
Fees pertaining to credit agreement	(18,709)
Financing expenses for bridge loan facility	(41,233)
Non-recurring acquisition-related transaction costs to be incurred by TD SYNNEX	(60,000)
Cash paid to settle existing Tiger Parent interest rate hedges	(15,695)
Less: Cash paid to:
Tiger Parent's stockholder	(1,610,000)
Tiger Parent's debt holders as of July 31, 2021	(2,541,483)
$(3,787,120)

(B) To eliminate Tiger Parent’s historical goodwill and record the preliminary estimate of goodwill as a result of the Merger:

	Tiger Parent historical amount	Estimated goodwill	Net adjustment
Goodwill (see Note 4 above)	$1,531,577	$5,540,825	$4,009,248

(C) Identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value.

These preliminary estimates of fair value and weighted-average useful life may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. As TD SYNNEX reviews information about Tiger Parent’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets and/or (ii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to TD SYNNEX during the review process. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and/or competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Tiger Parent intangible assets and/or to the estimated weighted-average useful lives from what TD SYNNEX has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to TD SYNNEX’ estimate of associated amortization expense.

Included in Tiger Parent’s pro forma predecessor and successor combined statement of operations for the twelve months ended January 31, 2021 used in the combined unaudited pro forma statement of operations for the year ended November 30, 2020 is amortization of intangible assets from the date of the acquisition of Tech Data by Apollo. This adjustment is recorded to increase the amortization of intangible assets to reflect the full year impact of the Merger.

(D) The unaudited pro forma condensed combined balance sheet has been adjusted to reclassify Tiger Parent’s deferred tax assets and liabilities recorded in “other assets, net” and “other long-term liabilities” respectively in conformity with SYNNEX classification of “deferred tax assets” and “deferred tax liabilities.” In addition, the unaudited pro forma condensed combined balance sheet has been adjusted to reclassify Tiger Parent’s receivables from vendors recorded as an offset within “accounts payable” in conformity with

SYNNEX classification of “receivables from vendors” and to reclassify Tiger Parent’s capitalized software and development costs recorded in “intangible assets, net” in conformity with SYNNEX classification in “property and equipment, net”.

(E) Total estimated non-recurring acquisition-related transaction costs to be incurred by TD SYNNEX are approximately $60,000. These costs primarily relate to professional fees associated with regulatory filings and Merger activities. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2020 has been adjusted to record estimated non-recurring costs of $60,000 in selling, general and administrative expenses. Tiger Parent costs incurred prior to the closing of the Merger will not form part of the combined retained earnings as Tiger Parent’s historical shareholders’ equity accounts will be eliminated upon acquisition (see Note 5G). The unaudited pro forma condensed combined balance sheet as of August 31, 2021 has been adjusted to record estimated acquisition-related costs of $60,000 as a reduction to cash. A corresponding tax benefit of $7,500 has been recorded in income taxes payable, with the net of tax impact presented as a decrease to retained earnings.

(F) TD SYNNEX will establish net deferred tax liabilities and make other tax adjustments as part of the accounting for the Merger, primarily related to estimated fair value adjustments for identifiable intangible assets. Deferred taxes are recognized for the temporary difference between assigned values in the purchase price allocation and the carryover tax bases of assets acquired and liabilities assumed. The pro forma adjustments to record the effect of deferred taxes was computed as follows:

Estimated fair value of identifiable intangible assets acquired	$2,694,877
Deferred tax liabilities associated with the estimated fair value of identified intangible assets acquired, at 25%(1)	(673,719)
Pro forma adjustments to deferred taxes:
Elimination of deferred taxes on historical Tiger Parent intangibles	500,899
Elimination of deferred taxes on certain other historical Tiger Parent items	(7,080)
Deferred taxes associated with the estimated fair value adjustments of assets acquired and liabilities assumed	$(179,900)

(1)

TD SYNNEX assumed a 25% tax rate when estimating the deferred tax impacts of the acquisition, which is based on the applicable statutory rate as of the acquisition date and appropriately reflects certain SYNNEX and Tiger Parent bases differences that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled.

(G) The unaudited pro forma condensed combined balance sheet has been adjusted to eliminate Tiger Parent’s historical shareholders’ equity accounts.

(H) Reflects elimination of management fee paid by Tiger Parent subsequent to its acquisition by Apollo. Such fees are not payable upon completion of the Merger.

(I) The unaudited condensed combined pro forma statements of operations have been adjusted to record additional interest expense related to the $2,500,000 of borrowings used by SYNNEX to fund the Merger (see Note 5(A)). The weighted average interest rate on the notes is approximately 2.08%, including debt issuance costs. In addition, debt issuance costs and fees related to the refinanced term loans of $1,500,000 and new revolving lines of credit facilities of $3,500,000 are estimated to result in additional interest expense of approximately 11 basis points.

TD SYNNEX estimates additional interest expense of $41,233 in the unaudited pro forma condensed combined statements of operations for the twelve months ended November 30, 2020, related to the amortization of debt issuance costs associated with bridge financing. The unaudited pro forma condensed combined balance sheet as of August 31, 2021 has been adjusted to reflect the net of tax $(10,308) impact as a decrease to retained earnings. TD SYNNEX also estimates a reduction in interest expense to eliminate Tiger Parent’s historical interest costs.

	Year ended November 30, 2020	Nine months ended August 31, 2021
Additional interest expense associated with notes to finance the Merger	$51,881	$35,784
Additional interest expense associated with the refinanced term loans and new lines of credit facilities	5,349	4,011
Financing expenses for bridge loan facility	41,233	—
Elimination of historical interest expense associated with Tiger Parent's debt assumed to be settled as part of the Merger	(111,292)	(113,483)
Total estimated decrease in interest expense	$(12,830)	$(73,688)

(J) The unaudited pro forma statements of operations have been adjusted to reflect the aggregate pro forma income tax effect of the pro forma adjustments above. TD SYNNEX assumed a blended tax rate of 25% for both the year ended November 30, 2020 and the nine months ended August 31, 2021, when estimating the tax impact of the Merger, representing the federal statutory tax rate applicable to each period and exclusion of any state tax impacts that are unknown as of the date of this current report. Such unknown amounts are expected to be immaterial. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had SYNNEX and Tiger Parent filed consolidated income tax returns during the periods presented. The blended tax rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity. The effective tax rate of the combined company could be significantly different depending upon post-Merger activities of the combined company.

(K) Pro forma combined weighted average basic and diluted common shares outstanding for the year ended November 30, 2020 and the nine months ended August 31, 2021 were calculated using the SYNNEX weighted average basic and diluted common shares outstanding at those dates together with the 44,000 shares of SYNNEX common stock issued as partial consideration for the Merger, as follows:

	Year ended November 30, 2020	Nine months ended August 31, 2021
Historical SYNNEX weighted average number of common shares outstanding - basic	50,900	51,204
SYNNEX shares issued as part of the Merger	44,000	44,000
Pro forma combined weighted average number of common shares outstanding - basic	94,900	95,204
Effect of dilutive securities:
SYNNEX historical stock options and restricted stock units	337	475
Pro forma combined weighted average number of common shares outstanding - diluted	95,237	95,679

The following table sets forth the computation of basic and diluted pro forma combined earnings per share (“EPS”) of TD SYNNEX common stock for the periods indicated:

	Year ended November 30, 2020	Nine months ended August 31, 2021
Basic pro forma combined income from continuing operations per common share:
Pro forma combined income from continuing operations	$295,321	$423,165
Less: pro forma combined income from continuing operations allocated to participating securities	(1,844)	(2,725)
Pro forma combined income from continuing operations attributable to common stockholders	$293,478	$420,440
Pro forma combined weighted-average number of common shares - basic	94,900	95,204
Basic pro forma combined income from continuing operations per common share	$3.09	$4.42

Diluted pro forma combined income from continuing operations per common share:
Pro forma combined income from continuing operations	$295,321	$423,165
Less: pro forma combined income from continuing operations allocated to participating securities	(1,839)	(2,713)
Pro forma combined income from continuing operations attributable to common stockholders	$293,483	$420,452
Pro forma combined weighted-average number of common shares - diluted	95,237	95,679
Diluted pro forma combined income from continuing operations per common share	$3.08	$4.39

Non-GAAP Diluted Pro Forma Combined EPS

In addition to disclosing basic and diluted pro forma combined EPS in accordance with Article 11, TD SYNNEX has also disclosed below non-GAAP diluted pro forma combined EPS, which is diluted pro forma combined EPS excluding the per share, tax effected impact of (i) transaction-related and integration expenses, (ii) amortization of intangible assets and (iii) share-based compensation. Management believes that providing this additional information is useful to the reader to better assess and understand the combined entity’s base operating performance and for planning and forecasting in future periods, primarily because management typically monitors the business adjusted for these items in addition to GAAP results. Management also uses non-GAAP EPS to establish operational goals and, in some cases, for measuring performance for compensation purposes. As non-GAAP diluted pro forma combined EPS is not calculated in accordance with Article 11, it may not necessarily be comparable to similarly titled measures employed by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable GAAP measure and should be used as a complement to, and in conjunction with data presented in accordance with GAAP.

Additionally, TD SYNNEX expects to achieve synergy savings of $200 million by the end of the second year after the closing of the Merger. TD SYNNEX anticipates realizing $100 million of these synergies by the end of the first year and $200 million of these synergies by the end of the second year. The anticipated synergies are expected to be generated from Tiger Parent’s ongoing GBO 2 Program initiatives and deal related synergies. The table below presents $100 million of first year savings as if they had occurred as of December 1, 2019.

	Year ended November 30, 2020	Nine months ended August 31, 2021
Diluted EPS from continuing operations(1)
Diluted pro forma combined EPS from continuing operations(2)	$3.08	$4.39
Amortization of acquired intangibles	2.05	1.57
Transaction-related and integration expenses	3.13	0.99
Share-based compensation (excluding modification charges included in Transaction-related and integration expenses)	0.31	0.23
Income taxes related to the above(3)	(0.98)	(0.57)
Non-GAAP diluted pro forma combined EPS from continuing operations	$7.59	$6.61
First year synergies	1.05	0.78
Income taxes related to synergies	(0.26)	(0.20)
Non-GAAP diluted pro forma combined EPS from continuing operations, inclusive of synergies	$8.38	$7.19

(1) Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. For purposes of calculating Diluted EPS, pro forma combined income from continuing operations allocated to participating securities was approximately 0.6% of pro forma combined income from continuing operations for both the year ended November 30, 2020 and the nine months ended August 31, 2021.

(2) Included within the Tiger Parent pro forma combined Predecessor and Successor earnings for the year ended January 31, 2021 are $88.9 million of purchase accounting adjustments primarily related to certain consideration received from vendors and $48.1 million of legal settlements and other litigation related costs primarily related to an accrual for a legal matter in France and legal fees for various one-time matters. Included within the Tiger Parent earnings for the nine months ended July 31, 2021 are $91.1 million of purchase accounting adjustments primarily related to certain consideration received from vendors and $5.5 million of legal settlements and other litigation related costs primarily related to various one-time matters. The purchase accounting adjustments and legal settlements and other litigation related costs reduced diluted pro forma combined EPS, after tax, by approximately $0.70 and $0.38, respectively, for the year ended November 30, 2020 and $0.71 and $0.04, respectively, for the nine months ended August 31, 2021. We consider these items to be non-recurring.

(3) The tax effect of taxable and deductible non-GAAP adjustments was calculated assuming a blended tax rate of 25% for both the year ended November 30, 2020 and the nine months ended August 31, 2021.

(L) The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount. SYNNEX has historically paid a quarterly dividend on shares of common stock and last paid a dividend on October 29, 2021 of $0.20 per share.

Note 6. Federal Income Tax Consequences of the Merger

The unaudited pro forma condensed combined financial statements assume that the Merger qualifies as a tax-free reorganization for federal income tax purposes.